EXHIBIT 2


                                August 26, 1999

New Money Investors (as defined below)

         RE:   ESCROW AGREEMENT

Ladies and Gentlemen:

         This letter agreement sets forth the terms and conditions under which Gray, Harris & Robinson, P.A. ("Escrow Agent") will act as Escrow Agent for the undersigned parties (the "New Money Investors").

         In connection with the restructuring plan of Planet Hollywood International, Inc. ("PHII"), certain of PHII's creditors and the New Money Investors have agreed to those terms and conditions outlined in the Planet Hollywood 12% Restricted Noteholders' Subcommittee Revised Proposal dated August 9, 1999 (the "Proposal"), a copy of which is attached hereto as Exhibit A. Pursuant to the terms of the Proposal, the New Money Investors are required to deposit Five Million Dollars (U.S. $5,000,000) into escrow (the "Good Faith Deposit") to evidence their good faith intent in pursuing the transactions contemplated by the Proposal and the New Money Investors have agreed to deposit the Good Faith Deposit with Escrow Agent for it to hold pursuant to the terms of this Agreement:


     1. All capitalized terms not defined herein shall have the meaning set forth in the Proposal.

     2. Escrow Agent is hereby appointed depositary for the New Money Investors with respect to the Good Faith Deposit, which sum shall be deposited by the New Money Investors on the date hereof.

     3. Escrow Agent agrees to hold the Good Faith Deposit in an interest bearing account, with all interest accruing to the benefit of the New Money Investors.

     4. Upon the "Effective Date" of a plan of reorganization (as that term is defined in such plan) which is in accord with the terms of the Proposal, which is not less favorable to the Noteholders or to the New Money Investors than the Proposal, and which is the subject of an non-appealable, final order of confirmation entered by a court of competent jurisdiction (the "Bankruptcy Court") over the case begun by PHII's filing of a voluntary petition for relief under chapter 11 of Title 11 U.S.C., the Good Faith Deposit ( and all interest accrued thereon) shall

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New Money Investors
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August 26, 1999


           be applied toward the payment of the New Money Investors' obligations under such plan (as contemplated by Section III.1 of the Proposal), provided that such Effective Date shall occur on or before December 21, 1999.

     5. In the event that the Effective Date of such a plan shall not have occurred on or before December 21, 1999, the Good Faith Deposit (and all interest accrued thereon) shall be returned to the New Money Investors.

     6. The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine; may assume the validity and accuracy of any statements or assertions contained in such writing or instrument; and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution, or validity of any written instructions delivered to it; nor as to the identity, authority, or rights of any person executing the same. The duties of the Escrow Agent shall be limited to the safekeeping of the Good Faith Deposit Collateral and to disbursements of same in accordance with the provisions hereof. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and no implied duties or obligations of the Escrow Agent shall be implied by virtue of this Agreement.

     7. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent shall not be liable for any mistakes of fact or error of judgment, or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence.

     8. Notwithstanding any provisions contained herein to the contrary, in the event of disagreement about the interpretation of this Agreement, or about the rights and obligations of the parties hereto, or the propriety of any action contemplated by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, file an action in interpleader (in accordance with paragraph 12 below) to resolve said disagreement. The Escrow Agent shall be indemnified pursuant to the provisions of this Agreement for all costs and attorneys' fees incurred

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New Money Investors
Page 3
August 26, 1999


           by it in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is resolved.

     9. The Escrow Agent may resign at any time upon the giving of five (5) days written notice to the other parties of this Agreement. Upon such resignation, the New Money Investors shall jointly appoint a successor escrow agent, who shall assume the duties of Escrow Agent hereunder by supplement hereto. If a successor escrow agent is not appointed within five (5) days after notice of resignation, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent.

     10. The New Money Investors shall jointly and severally reimburse the Escrow Agent for all reasonable expenses incurred by the Escrow Agent in connection with duties hereunder. Unless and until the Escrow Agent is determined by a court of competent jurisdiction to have discharged any of its duties hereunder in a grossly negligent manner or to have been guilty of willful misconduct with regard to any of its duties hereunder, the New Money Investors shall jointly and severally indemnify and hold the Escrow Agent harmless from any and all claims, liabilities, losses, actions, suits, proceedings at law or in equity, or any other expenses, fees or charges of any nature whatsoever, which it may incur or with which it may be threatened by reasons of its acting as Escrow Agent under this Agreement; and in connection therewith to indemnify the Escrow Agent against any and all expenses including attorneys' fees and costs of defending any action, suit or proceedings or resisting any claim in such capacity; provided, however, that in the event of a dispute between the New Money Investors and any of the Noteholders, the nonprevailing party shall indemnify and hold the prevailing party harmless against any and all costs and expenses (including attorneys' fees incurred by the prevailing party pursuant to the provisions hereof).

     11. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, both substantive and remedial, notwithstanding any conflict of laws provision.

     12. This Agreement shall be subject to the exclusive jurisdiction of the Bankruptcy Court unless the Bankruptcy Court is either unable or unwilling to exercise such jurisdiction, in which event, this Agreement

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New Money Investors
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August 26, 1999


           shall be subject to the exclusive jurisdiction of the courts of Orange County, Florida. The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the Bankruptcy Court and the courts of the State of Florida, as applicable, for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the Bankruptcy Court or the State of Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in the Bankruptcy Court or Orange County, Florida has been brought in an inconvenient forum.

     13. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one instrument. Each counterpart shall be deemed an original hereof notwithstanding less than all of the parties may have executed it. All facsimile executions shall be treated as originals for all purposes.

     If you agree with the terms set forth herein, please execute both copies of this Agreement where indicated below, retain one for your records, and return one to us at your earliest convenience.


                                                   Sincerely



                                                   GRAY, HARRIS & ROBINSON, P.A.
Agreed and accepted this
______ day of August, 1999:


Kingdom Planet Hollywood, Ltd.

By:    /s/
       -----------------------
Name:   Gary R. Davis
Its:   Chief Executive Officer

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New Money Investors
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August 26, 1999


A trust to be formed for the  benefit of

Robert   Earl's   children
----------------------------------------
[New  Money Investor's legal name]


By:     /s/
        --------------------------------
Name:   Thomas KESSLER
Its:  Director

Leisure Ventures PTE LTD
----------------------------------------
[New Money Investor's legal name]

By:    /s/
       ---------------------------------
Name:  Stephen Lau
Its:  Director